Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Roadzen Inc. on Form S-8 of Roadzen Inc. of our report (which contains explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2(b) to the consolidated financial statements) dated June 26, 2025, on our audits of the consolidated financial statements as of March 31, 2025 and 2024 and for each of the years then ended, which is included in the Annual Report on Form 10-K/A of Roadzen Inc. for the year ended March 31, 2025.

ASA & Associates LLP

Gurugram, India

November 28, 2025